Exhibit 16.1

                             Donahue Associates, LLC
                              27 Beach Road, C05-A
                        Monmouth Beach, New Jersey, 07750

February 14, 2006-02-20

United States Securities & Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, DC 20549

      Re:   Aftersoft Group, Inc. (formerly W3 Group, Inc.)
            File Number 0-27083

Dear Commissioners,

We previously acted as independent accountants to audit the financial statements of W3 Group, Inc. We are no longer acting as independent accountants to the Company.

This letter will confirm that I have reviewed Item 4.01 of the Company's Form 8-K dated February 14, 2006 captioned "Changes in Registrant's Certifying Accountants" and that we agree with the statements made therein as they relate to us.

I hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.


Sincerely,
Donahue Associates, LLC